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                    [LILLIAN VERNON CORPORATION LETTERHEAD]

August 11, 1998

Mr. Richard P. Randall
363 East 76th Street
New York, NY  10021

Dear Mr. Randall,

It is my pleasure to extend an offer of employment to you for the position of Senior Vice President and Chief Financial Officer of the Lillian Vernon Corporation. Your salary will be $9,230.77 bi-weekly, which is $240,000.00 annualized. In this position, you will report to the Chairman and Chief Executive Officer. You will work in the Company's Corporate Offices, currently located in Rye, New York, or within thirty (30) miles of the current location should the Corporate Offices move at anytime in the future.

You will participate in the Company's Executive Bonus Performance Unit Plan. You will be eligible to receive an annual bonus based upon your annual base salary for the bonus plan guidelines that are in effect for the fiscal year. As currently structured, you would be eligible to receive an annual bonus of up to forty percent (40%) of your annual base salary, prorated for one-half the current fiscal year, based upon Corporate and individual goals being met for the fiscal year. The Compensation Committee is currently in the process of making revisions to the bonus plan guidelines for this fiscal year.

The Company will grant to you, on the date of the commencement of your employment, non-qualified stock options for twenty-five thousand (25,000) shares of common stock which will vest and become exercisable over a three year period, one-third on each annual anniversary date of your employment. The exercise price shall be the closing price of the stock on the American Stock Exchange on the date of the commencement of your employment. This grant shall be made pursuant to the Company's Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan (the "Incentive Compensation Plan"). You shall be eligible to receive further grants of options and stock under the Incentive Compensation Plan, as appropriate for your position, as determined by the Compensation Committee of the Board of Directors.

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Page 2


The Company will reimburse you for a leased automobile for business and personal use, in an amount not to exceed $5,000.00 per year. You will be provided with a gas credit card, and will be reimbursed for maintenance repairs on this car. You will also be provided with appropriate automobile insurance, if the automobile is Company leased. You will receive a Supplemental Form W-2 at the end of the year for the use of this automobile, as required by applicable Internal Revenue Service regulations.

Your next salary review will be March 1, 2000, eighteen months from your start date and in line with the Vice Presidents' eighteen month review cycle.

You will be eligible to receive vacation, holidays and paid personal days in line with the Company's policies and practices. You will earn vacation at the rate of five days for each four months of service, during your first one and one-half years of service. As of January 1, 2000, you will be eligible for three weeks of vacation at the beginning of that year. In addition to eight defined holidays, you will receive two "floating holidays" each year.

Subject to management approval, you are also eligible for paid personal days off for as needed, non-recurring situations.

You will be able to participate in all of the Company's employee benefit plans, now existing or hereinafter established, that are available generally to executives of the Company (including the Company's Profit Sharing Plan). Attached is a copy of a Benefits Summary and a Change of Control Agreement for your review.

You will be eligible to receive term life insurance coverage provided by the Company in the amount of $500,000.00.

Should the Company determine that it wishes to terminate your employment without cause, the Company will provide you notice of such action in writing, at least sixty (60) days prior to the effective date of separation. In this event, you would be covered by the Company Severance Policy. Briefly stated the policy is if a Vice President separates from the Company for any reason other than cause, resignation, retirement or death, he/she would receive severance equal to a maximum of six (6) months pay plus one week's pay for each year of service, provided he/she has not secured other employment including compensation as a consultant. It is understood that he/she shall in good faith seek other employment. If employment is secured at a lower salary, the difference would be paid for the eligible period of time.

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Based upon our conversations with you, your starting date will be around
September 8, 1998.

This offer is valid provided it is accepted on or before August 14, 1998. If not accepted by said date, offer shall be deemed to be withdrawn.

If you have any questions regarding anything outlined in this letter, please call Walter Krieger at (201) 261-6851 or fax him at (201) 986-9862. We look forward to your joining the Lillian Vernon Corporation.

Sincerely,


Lillian Vernon
Chairman and Chief Executive Officer

WLS/pdm

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The undersigned represents he is not presently bound by any agreement which would prevent him from accepting employment with the Company. By signing below the undersigned accepts employment with the Company beginning on or about September 8, 1998 under the conditions spelled out above. In the event of a breach of the foregoing, the undersigned agrees to hold the Company harmless, and will indemnify the Company with respect to damages, including legal fees, that the Company may incur.

Dated:   8/13/98
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Accepted and Agreed to: /s/ Richard P. Randall
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                            Richard P. Randall

The annexed letter sets forth the terms and conditions of your employment with the Company but is not to be construed as a contract of employment for a fixed period of time, nor is it intended to modify any term or provision of any Company policy or practice.

Dated at Rye,     New York     , this     14th     day of   August   , 1998.
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                  Location



                                       LILLIAN VERNON CORPORATION

   /s/ Richard P. Randall              By: /s/ Lillian Vernon
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    Employee Signature                    Authorized Representative

    Richard P. Randall                    Chairman and Chief Executive Officer
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        Print Name                                       Title

          8/13/98
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           Date